EXHIBIT 99.2

1ST QUARTER 2003 PRESS RELEASE ON APRIL 17, 2003

Merrill Merchants Bancshares, Inc. Reports Record Quarterly Earnings

                Bangor, Maine, April 17, 2003:  Edwin N. Clift, President and Chief Executive Officer of Merrill Merchants Bancshares, Inc. (the “Company”) (Nasdaq:  MERB), the parent company of Merrill Merchants Bank, reported record quarterly net income of $1.0 million or $0.30 diluted earnings per share for the three months ended March 31, 2003, as compared to $927,000 or $0.28 diluted earnings per share for the same period last year.

“We are very pleased with the strong start to 2003,” stated Mr. Clift.  “The 10% increase in first quarter 2003 earnings over the same period last year is attributable to loan growth and gains from brisk residential refinance activity.”

                Balance Sheet.  The Company’s consolidated assets were $311.2 million at March 31, 2003, an increase of $31.6 million or 11% from the same date a year ago.  Comparing March 31, 2003 and 2002, total net loans grew $29.8 million or 16%.  Real estate lending was strong with residential mortgages growing 25%, home equity balances increasing 15%, commercial mortgage balances increasing 8% and construction lending doubling to $12.9 million at March 31, 2003.  Commercial loans outstanding increased 13% from a year ago.

                Total deposits were at $232.2 million at quarter end versus $218.0 million a year ago, representing growth of $14.3 million. Checking account balances increased $13.8 million or 24% due to deposit relationships associated with new loan business and the new accounts generated by the High Performance Checking program, which was introduced during the fourth quarter of 2002.

                Net Income.  Net income for the three months ended March 31, 2003 increased $92,000 or 10% compared with the same period in 2002.  Return on average equity increased to 14.41% for the three months in 2003 from 14.24% in 2002 and return on average assets amounted to 1.36% for both the first quarter of 2003 and 2002.

                Net Interest Income.  Net interest income increased $34,000 for the first quarter of 2003 to $3.1 million.  The increase was driven by $27.0 million of growth in average earnings assets from the first quarter of 2003 compared to the same period in 2002, which was offset by a decline in the net interest margin.    The Company’s net interest margin decreased to 4.38% for the three months ended March 31, 2003 compared to 4.75% for the same period in 2002.

                Non-Interest Income.  Non-interest income increased 25% to $1.2 million for the three months ended March 31, 2003 compared to $955,000 for the same period in 2002.  The $238,000 increase in fee income is primarily due to an increase in gains on sales of mortgage loans of $279,000 for the first quarter of 2003.  In addition, service fees on deposit accounts increased 31% from a year ago.  A decline in merchant processing fees of $137,000 or 76% is the result of the Company exiting this line of business.

                Non-Interest Expense.  Non-interest expense was $2.7 million for the period ended March 31, 2003 compared to $2.5 million for the same period last year.  Non-interest expense increased $143,000 or 6%.  Personnel costs increased 8% from a year ago and represent $110,000 of the total increase in operating expenses. The personnel cost increase is the result of normal salary increases and additional staffing required as a result of asset growth.

                Shareholders’ Equity.  The Company declared a 3% stock dividend during the first quarter of 2003, marking the eighth consecutive year the Company has paid a stock dividend.  In addition, the Company declared a cash dividend of $.11 per share on the Company’s common stock.  This was an increase of 26% over last year’s first quarter dividend.

                On October 17, 2002, the Board of Directors approved a third stock repurchase program authorizing the Company to repurchase up to 159,493 shares of the Company’s common stock.  As of March 31, 2003, 27,907 shares had been repurchased under the program. Shares are being repurchased into treasury for the purpose of funding the expected exercise of stock options pursuant to the Company’s stock option plan and for other corporate purposes.

                The Company’s subsidiary, Merrill Merchants Bank is headquartered in Bangor, Maine.  Merrill Merchants Bank provides consumer, commercial, and trust and investment services through its eleven locations in Central and Eastern Maine.  The Bank is a “Preferred Lender” of the Small Business Administration.

MERRILL MERCHANTS BANCSHARES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended March 31,
(In thousands except per share data)	2003	2002
Interest income	$4,371	$4,581
Interest expense	1,241	1,485
Net interest income	3,130	3,096
Provision for loan losses	111	120
Non-interest income	1,193	955
Non-interest expense	2,666	2,523
Income before income taxes	1,546	1,408
Income taxes	527	481
Net income	$1,019	$927

Per share data
Basic earnings per common share (1)	$0.31	$0.32
Diluted earnings per common share (1)	$0.30	$0.28

(1)            Adjusted to reflect the 3% stock dividend in March 2003.

SELECTED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31,		December 31,
(In thousands)	2003	2002	2002
Total assets	$311,211	$279,617	$307,316
Loans receivable, net	221,432	191,665	211,434
Loans held for sale	2,117	544	1,220
Investment securities	65,839	65,841	68,867
Deposits	232,228	217,961	238,857
Shareholders’ equity	28,850	26,690	28,388

Off-Balance Sheet
Trust assets under management	242,437	240,394	237,180
Mortgage servicing portfolio	94,975	84,295	95,095

OTHER SELECTED CONSOLIDATED DATA

(Unaudited)

	At or for the Three
	Months Ended March 31,
	2003	2002
Return on average assets (1)	1.36%	1.36%
Return on average equity (1)	14.41%	14.24%
Leverage ratio	9.30%	9.34%
Net interest margin (1)	4.38%	4.75%
Non-performing assets to total assets	0.19%	0.26%
Net loan charge-offs to average net loans (1)	0.01%	0.12%
Allowance for loan losses to total loans	1.51%	1.57%
Number of shares outstanding (2)	3,281,458	2,884,985
Weighted-average shares outstanding-diluted (2)	3,260,603	3,349,556
Book value per share (2)	$8.79	$9.25

(1)            Computed on an annualized basis.

(2)            Adjusted to reflect the 3% stock dividend in March 2003.

For further information contact:

Edwin N. Clift, President and Chief Executive Officer (eclift@merrillmerchants.com)

Deborah A. Jordan, Chief Financial Officer (djordan@merrillmerchants.com)

Merrill Merchants Bancshares, Inc.

www.merrillmerchants.com

(207) 942-4800